                                   EXHIBIT 2.1

                     PARTNERSHIP INTEREST PURCHASE AGREEMENT

         THIS PARTNERSHIP INTEREST PURCHASE AGREEMENT (the "AGREEMENT") is made as of May 22, 2001, among Carreker Corporation, a Delaware corporation ("BUYER"), Check Consultants Company of Tennessee, Inc., a Tennessee corporation ("CCCT"), IPSS Corporation, a New York corporation ("IPSS") (CCCT and IPSS are each individually a "SELLER" and collectively are the "SELLERS"), International Business Machines Corporation, a New York corporation ("IBM"), First Tennessee Bank National Association, a national banking association with principal offices in Memphis, Tennessee ("FTB"), and Check Consultants, Incorporated, a Tennessee corporation ("CCI").

                                    RECITALS

         A. Check Solutions Company, a New York general partnership ("Check Solutions"), currently operates a check and image processing software development and installation business (the "BUSINESS").

         B. Sellers are the sole partners of Check Solutions. CCCT owns a sixty percent (60%) interest and IPSS owns forty (40%) percent interest in the general partnership interest in Check Solutions.

         C. It is anticipated that CCCT will merge with CCI prior to the closing of the transaction contemplated by this Agreement. If such merger occurs, CCI as the surviving corporation will own the sixty percent (60%) interest in Check Solutions that is currently owned by CCCT.

         D. Sellers wish to sell to Buyer, and Buyer wishes to purchase from Sellers, all of Sellers' outstanding partnership interests in Check Solutions for certain consideration.

         For and in consideration of the premises, of the mutual representations, warranties, covenants and agreements contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and upon the terms and subject to the conditions hereinafter set forth, the parties hereby agree as follows:

                                    AGREEMENT

                                   ARTICLE I.

                                PURCHASE AND SALE

         1.1 PURCHASE OF PARTNERSHIP INTERESTS. On the Closing Date (as defined below), Buyer agrees to purchase from each of the Sellers, and each of the Sellers agrees to sell to Buyer, the outstanding partnerships interests specified below:

         Name of Seller      Partnership Interest in Check Solutions
         --------------      ---------------------------------------
         CCCT                All of CCCT's general partnership interest in Check
                             Solutions (the "CCCT INTEREST");

         IPSS All of IPSS' general partnership interest in Check Solutions (the "IPSS INTEREST");

         1.2 PURCHASE PRICE. The aggregate purchase price (the "PURCHASE PRICE") for the CCCT Interest and the IPSS Interest (collectively, the "INTERESTS") shall be $109,500,000. The Closing Date Payments shall be made by Buyer at the Closing by wire transfer of immediately available funds to the accounts designated by Sellers. Buyer shall pay the Purchase Price to the Sellers at the Closing in the amount and form of consideration set forth below:

                  (a) CCCT. In consideration of the CCCT Interest, Buyer shall pay CCCT $65,700,000 in the form of cash (the "CCCT PAYMENT");

                  (b) IPSS. In consideration of the IPSS Interest, Buyer shall pay IPSS $43,800,000 in the form of cash (the "IPSS PAYMENT") (the CCCT Payment and the IPSS Payment are, collectively, the "CLOSING DATE PAYMENTS").

         1.3 EMPLOYEE OBLIGATIONS. Upon closing, Buyer shall own the IPSS Interest and the CCCT Interest in Check Solutions and shall assume all liabilities and obligations of the Sellers with regard to their partnership interests in Check Solutions, including but not limited to all Employee Obligations as defined in this Section and in addition, amounts payable as a result of the transaction contemplated by this Agreement, pursuant to "Compensation After Qualifying Termination," "Termination of Employment," and any other obligation under the Executive Employment Agreements described below. "EMPLOYEE OBLIGATIONS" shall mean the following: (i) all payments due Joe Rowell and Paul Lechtenberg as of the Closing Date as a result of the transactions contemplated by this Agreement pursuant to the "Compensation Upon Change in Control" Section of their Executive Employment Agreements and (ii) all payments due to the employees of Check Solutions as of the Closing Date as a result of the transactions contemplated by this Agreement as a result of the termination of the Check Solutions Partnership Appreciation Rights (PARs) Plan, as amended, in accordance with Section H thereof.

         1.4 EFFECT OF MERGER OF CCCT AND CCI. It is anticipated that CCCT will merge with CCI prior to the Closing Date and that CCI will be the surviving corporation. If such merger occurs, then on and after the effective time of the merger, (a) CCI shall automatically be substituted for CCCT as a Seller under this Agreement, and (b) all references to CCCT in this Agreement shall be deemed to refer to CCI. If the merger does not occur, CCI shall have no obligation under this Agreement.

                                   ARTICLE II.

                    REPRESENTATIONS AND WARRANTIES OF SELLERS

         The Sellers each represent and warrant to Buyer as follows, joined in such representations and warranties by IBM and FTB only with respect to the portions of SECTION 2.1 and the portions of SECTION 2.2(d) that apply to FTB or IBM, respectively. Each Seller's representations and warranties contained in Sections 2.1, 2.2, 2.3, 2.4, and 2.6 extend only to matters pertaining to itself and Check Solutions and not to matters pertaining to the other Seller.

         2.1 AUTHORIZATION. This Agreement has been duly authorized, executed and delivered by each of the Sellers, IBM and FTB and constitutes the valid and binding obligation of each of such parties, enforceable in accordance with its terms, except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally, or, as to FTB, the rights of creditors of depository institutions the accounts of which are insured by the Federal Deposit Insurance Corporation, (ii) the remedies of specific performance and injunctive relief are subject to certain equitable defenses and to the discretion of the court before which any proceedings may be brought and (iii) rights to indemnification hereunder may be limited under applicable securities laws (the "EQUITABLE EXCEPTIONS").

         2.2      ORGANIZATION, EXISTENCE AND GOOD STANDING.

         (a) CHECK SOLUTIONS. Check Solutions is a general partnership duly organized, validly existing and in good standing under the laws of the state of its organization with all requisite general partnership power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so duly qualified or licensed would not have a material adverse effect on the business of Check Solutions. Check Solutions is duly qualified or licensed as a foreign general partnership and is in good standing in each jurisdiction in which the character or location of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so duly qualified or licensed would not have a material adverse effect on the business of Check Solutions. A true, complete and correct copy of the Partnership Agreement of Check Solutions is attached hereto as Exhibit A. (the "CHECK SOLUTIONS PARTNERSHIP AGREEMENT").

         (b) CCCT. CCCT is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation with all requisite corporate power and authority to own, lease and operate its properties (including ownership of the CCCT Interest) and to carry on its business as now being conducted.

         (c) IPSS. IPSS is a corporation duly organized, validly existing and in good standing under the laws of the state of its organization with all requisite corporate power and authority to own, lease and operate its properties (including ownership of the IPSS Interest) and to carry on its business as now being conducted.

         (d) OWNERSHIP OF CCCT AND IPSS. CCCT is a wholly owned subsidiary of CCI., a Tennessee corporation. CCI is a wholly owned subsidiary of FTB. IPSS is a wholly owned subsidiary of IBM.

         2.3      PARTNERSHIP INTERESTS OF CHECK SOLUTIONS.

         (a) The Interests constitute all of the outstanding partnership interests of Check Solutions; (ii.) the Interests have been validly issued; (iii.) the Interests are fully paid and non-assessable and no individual, corporation, partnership, joint venture, trust, business association or other entity (a "PERSON") is entitled to any preemptive rights or pro rata rights of first refusal, and (iv.) there are no outstanding conversion or exchange rights, subscriptions, options, warrants or other arrangements or commitments obligating Check Solutions to issue any partnership interests or other securities or to purchase, redeem or otherwise acquire any partnership interests or other securities, or to make any distribution in respect thereof.

         (b) CCCT (i) owns of record and beneficially good and marketable title to the CCCT Interest free and clear of any and all liens, mortgages, security interests, encumbrances, pledges, charges, adverse claims, options, rights or restrictions of any character whatsoever other than standard state and federal securities law private offering restrictions (collectively, the "LIENS") and (ii) has the right to vote the CCCT Interest on any matters to which any of the CCCT Interest is entitled to be voted under the laws of the state of organization of Check Solutions and Check Solutions Partnership Agreement, free of any right of any other Person.

         (c) IPSS (i) owns of record and beneficially good and marketable title to the IPSS Interest, free and clear of any and all Liens and
         (ii) has the right to vote the IPSS Interest on any matters as to which any of the IPSS Interest is entitled to be voted under the laws of the state of organization of Check Solutions and Check Solutions Partnership Agreement, free of any right of any other Person.

         2.4 BROKERS AND AGENTS: None of CCCT, IPSS, FTB or IBM has employed, retained or otherwise engaged any broker or agent in connection with the transactions contemplated by this Agreement and each of them agrees to indemnify and hold harmless the Buyer against all loss, cost, damages or expense arising out of claims for fees or commissions of brokers employed, retained or otherwise engaged, or alleged to have been employed, retained or otherwise engaged by such indemnifying party.

         2.5 LITIGATION: There are no claims, actions, suits, arbitrations or other proceedings or investigations pending, or to the knowledge of either Seller, threatened against that Seller, relating to the transaction contemplated by this agreement.

         2.6 TAX MATTERS. Except as disclosed on Schedule 2.6, Sellers have filed or caused to be filed, with respect to Check Solutions, all income tax returns required to be filed by Sellers and all returns of other Taxes (as defined below) required to be filed by Sellers and have paid or provided for all Taxes shown to be due on such returns and all such returns are accurate and correct in all respects as of the date hereof. No action or proceeding for the assessment or collection of any Taxes (as relating to Check Solutions) is pending, or to Sellers' knowledge threatened, against Sellers. No deficiency, assessment or other formal claim for any Taxes (as relating to Check Solutions) has been asserted or made against Sellers that has not been fully paid or finally settled. No issue has been raised by any taxing authority in connection with an audit or examination of any return of Taxes. Except as disclosed on
Schedule 2.6, no federal, state or foreign income tax returns or returns of other taxes of Sellers (as relating to Check Solutions) have been examined, and there are no outstanding agreements or waivers extending the applicable statutory periods of limitation for such Taxes for any period. All Taxes (as relating to Check Solutions) that Sellers have been required to collect or withhold have been duly withheld or collected and, to the extent required, have been paid to the proper taxing authority. For purposes of this Agreement, "Taxes" shall mean all taxes, charges, fees, levies or other assessments including, without limitation, income, excise, property, withholding, sales, use and franchise taxes, imposed by the United States, or any state, county, local or foreign government or subdivision or agency thereof, and including any interest, penalties or additions attributable thereto.

         2.7 NO VIOLATIONS. The execution, delivery and performance of this Agreement and the other agreements and documents contemplated hereby by Sellers and the consummation of the transactions contemplated hereby will not violate
(a) the articles or bylaws of a Seller, (b) any provision of the Check Solutions Partnership Agreement, or (c) any statute, rule, regulation, order or decree of any public body or authority by which Sellers or either of them or their respective properties or assets are bound.

         2.8 CONSENTS. Except as indicated in Section 4.6, no consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority or Sellers is required to be made or obtained by Sellers in connection with the execution delivery, and performance of this Agreement and the consummation of the transaction contemplated hereby.

         2.9 DISCLOSURE. Sellers represent that Exhibits A, C, D, and E are true and accurate copies of the Partnership Agreement as amended, Executive Employment Agreement with Joe Rowell, Executive Employment Agreement with Paul Lechtenberg, and the Partnership Appreciation Rights Plan, as amended. Sellers also represent that to the knowledge of Sellers, no other Executive Employment Agreement, Partnership Appreciation Rights Plan, or any other such plan similar in scope, size, terms and conditions is effective against the rights and interests of Check Solutions at or immediately prior to Closing, which has not been disclosed to Buyer.

         2.10 EXCEPT AS EXPRESSLY PROVIDED HEREIN, THE PARTNERSHIP INTERESTS ARE SOLD AND OTHERWISE TRANSFERRED HEREUNDER "AS IS" WITHOUT WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, AND, WITHOUT LIMITATION, SELLERS SHALL NOT HAVE ANY LIABILITY IN RESPECT OF ANY INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES DUE TO THE BUYERS' USE OF THE INTERESTS. EXCEPT AS EXPRESSLY SET FORTH ABOVE IN THIS ARTICLE II SELLERS MAKE NO WARRANTIES, WHETHER WRITTEN, ORAL, STATUTORY, EXPRESSED OR IMPLIED, TO BUYER.

                                  ARTICLE III.

                     REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer represents and warrants to Sellers as follows:

         3.1 ORGANIZATION AND AUTHORIZATION. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation with all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Buyer has all requisite corporate power, capacity and authority to execute and deliver this Agreement and all other agreements and documents contemplated hereby. The execution and delivery by Buyer of this Agreement and such other agreements and documents contemplated hereby to be executed and delivered by Buyer and the consummation by Buyer of the transactions contemplated hereby have been duly authorized by Buyer and no other corporate action on the part of Buyer is necessary to authorize the transactions contemplated hereby. This Agreement has been duly executed and delivered by Buyer and constitutes the valid and binding obligation of Buyer, enforceable in accordance with its terms, subject to the Equitable Exceptions.

         3.2 NO VIOLATIONS. The execution and delivery by Buyer of this Agreement and the other agreements and documents contemplated hereby and the consummation by Buyer of the transactions contemplated hereby will not (a) violate any provision of the certificate of incorporation or bylaws of Buyer, or
(b) violate any statute, rule, regulation, order or decree of any public body or authority by which Buyer or its properties or assets are bound.

         3.3 CONSENTS AND APPROVALS: Except as indicated in Section 4.6, no consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority or Buyer is required to be made or obtained by Buyer in connection with the execution, delivery and performance of this Agreement and the consummation of the transaction contemplated hereby.

         3.4 BROKERS OR AGENTS: Buyer represents that it has not employed, retained, otherwise engaged any broker or agent in connection with the transactions contemplated by this Agreement other than Atkinson & Associates and agrees to indemnify and hold harmless the other parties against all loss, cost, damages or expense arising out of claims for fees or commissions of Atkinson & Associates or any other brokers employed, retained or otherwise engaged or alleged to have been employed, retained or otherwise engaged by Buyer.

         3.5 LITIGATION: There are no claims, actions, suits, arbitrations or other proceedings or investigations pending, or to the knowledge of Buyer, threatened against Buyer, relating to the transaction contemplated by this agreement.

         3.6 STATUS OF BUYER: Buyer has such knowledge and experience in business and financial matters that it is capable of evaluating the risks and merits of the investment represented by this Agreement. Buyer is able to bear the economic risk of the purchase of the Interests made pursuant to this Agreement.

         3.7 ACQUISITION FOR INVESTMENT. Buyer is purchasing the Interests for its own account and not with a present view to a distribution or resale of any such Interests.

         3.8 SUFFICIENT FUNDS. Buyer represents and warrants that it will have sufficient immediately available funds at Closing to satisfy the obligations set forth in Section 1.2 of this Agreement.

                                   ARTICLE IV.

                            COVENANTS OF THE PARTIES

         4.1 COURSE OF CONDUCT BY CHECK SOLUTIONS. From the date hereof through and until the Closing Date, except as approved in writing by Buyer or as otherwise permitted or contemplated by this Agreement:

                  (a) ORDINARY COURSE. Sellers shall cause Check Solutions to operate the Business in the usual, regular and ordinary course and in substantially the same manner as it did prior to the date of this Agreement. Sellers shall cause Check Solutions to use commercially reasonable efforts to (i) preserve intact Check Solutions' present business organization, and (ii) preserve Check Solutions' relationships with customers, suppliers and others having business dealings with Check Solutions in such a way that the goodwill and ongoing business of Check Solutions will be no less valuable at the Closing Date as they are on the date of this Agreement.

                  (b) NO OTHER BIDS. Sellers shall not, and shall not authorize any of their affiliates or agents, Joe Rowell or Paul Lechtenberg to directly or indirectly solicit, initiate or participate in negotiations with any person other than Carreker with respect to a disposition of, or business combination in connection with, the business or assets of Check Solutions not in the ordinary course of business, nor shall they or any of their affiliates or agents provide any information concerning such assets or business to any person for such purpose. If anyone should solicit, attempt to initiate negotiations or make inquiries regarding such business or assets, then each of IBM, FTB, IPSS, and CCCT agrees to immediately notify Carreker thereof in writing.

                  (c) DISPOSITIONS. Prior to the month end immediately preceding the Closing Date Check Solutions may make a final partnership distribution to Sellers in an amount not to exceed $4,000,000. Notwithstanding the preceding sentence, if the Closing Date is on a month end, Check Solutions may make such final partnership distribution on or prior to the Closing Date. Sellers shall not sell, lease or otherwise dispose of, or agree to sell, lease or otherwise dispose of, any of the assets of Check Solutions, except in the ordinary course of business consistent with prior practice.

                  (d) NOTIFICATION OF CHANGES. Sellers shall notify Buyer promptly, orally and in writing, of any change or event occurring between execution of this agreement and Closing, of which Sellers have actual knowledge, which constitutes a CHECK

                  SOLUTIONS MATERIAL ADVERSE EFFECT. "Check Solutions Material Adverse Effect" means any state of facts, change, development, effect or occurrence, from the date of this Agreement to the date of Closing, that is, or is reasonably likely to be, materially adverse to the business, assets, financial condition or results of operations of Check Solutions, taken as a whole; provided, however, that no state of facts, change, development, effect or occurrence shall be deemed, individually or in the aggregate, to constitute a Check Solutions Material Adverse Effect to the extent:

                           i. relating to or resulting from the financial services industry generally, the U.S. economy as a whole or the international economy as a whole or any political, economic or social instability in any such economy, including any recession or economic slowdown;

                           ii. relating to or resulting from U.S. or international securities markets in general; or

                           iii. arising specifically and directly as a result of this Agreement or the transactions contemplated hereby or the announcement thereof, including one or more of the following:

                                    1.       the bookings, revenues, gross
                                             margins, operating margins of Check
                                             Solutions;
                                    2.       any delay of, reduction in or
                                             cancellation or change in the term
                                             or timing of client engagements,
                                             subscriptions, orders or project
                                             implementations by customers of
                                             Check Solutions;
                                    3.       any attrition of Check Solutions
                                             employees; or
                                    4.       any termination, delay or
                                             modification of any existing
                                             contract (or negotiations with
                                             respect thereto) between the Check
                                             Solutions and any of its customers.

                  (e) APPROVALS AND CONSENTS. Buyer and Sellers shall use their respective commercially reasonable efforts to obtain promptly and to comply with all requisite statutory, regulatory or court approvals, third party releases and consents and other requirements necessary for the valid and legal consummation of the transactions contemplated hereby. Such approvals, releases and consents are listed on
                  Schedule 4.1(e) hereto.

                  (f) ACCESS TO CHECK SOLUTIONS. Sellers shall continue to cause Check Solutions to provide Buyer and its representatives and agents such access to the books and records of Check Solutions and furnish to Buyer such financial and operating data and other information with respect to the businesses and property of Sellers (as it pertains to Check Solutions) and of Check Solutions as it may reasonably request from time to time, and permit Buyer and its representatives and agents to make such inspections of Check Solutions' real and personal properties as they may reasonably request. Sellers shall promptly arrange for Buyer and its representatives and agents to meet with such directors, officers, employees and agents of Check Solutions as requested.

            4.2   RECORDS PERTAINING TO CHECK SOLUTIONS.

            (a) RETENTION OF RECORDS. Sellers shall neither dispose of nor destroy any of the records or files of Sellers that pertain to Check Solutions tax matters until the applicable statute of limitations has expired.

            (b) ASSISTANCE WITH RECORDS. From and after the Closing Date, Buyer shall make available to Seller, upon written request, (i) personnel of Check Solutions to assist Sellers in locating and obtaining records and files maintained by Check Solutions, and (ii) any of the personnel of Buyer, whose assistance or participation is reasonably required by Sellers in anticipation of, or preparation for, any existing or future third party actions, Tax or other matters in which Check Solutions or any of its past, present or future Affiliates is involved and which relate to the business of Check Solutions.

            (c) ASSISTANCE WITH RECORDS. From and after the Closing Date, Sellers shall make available to Buyer, upon written request, (i) personnel of Sellers to assist Buyer in locating and obtaining records and files relating to Check Solutions, if any, maintained by Sellers, and (ii) any of the personnel of Sellers, whose assistance or participation is reasonably required by Buyer in anticipation of, or preparation for, any existing or future third party actions, Tax or other matters in which Sellers or any of their past or present Affiliates is involved and which relate to the business of Check Solutions.

            4.3   INTENTIONALLY OMITTED.

            4.4   INTENTIONALLY OMITTED.

            4.5 TAXES. No new elections with respect to Taxes or any changes in current elections with respect to Taxes affecting Check Solutions shall be made (or cause to be made) by Sellers after the date of this Agreement without prior written consent of Buyer. Any and all Taxes assessed with respect to Check Solutions for the period up to the Closing Date shall be the responsibility of Sellers. Any and all Taxes assessed with respect to Check Solutions for the period after the Closing Date shall be the responsibility of Buyer.

         4.6 ANTITRUST LAWS COMPLIANCE. Buyer and First Tennessee National Corporation, a Tennessee corporation, and ultimate parent of FTB, each have made filings as required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules, regulations and policies adopted thereunder. The transfer of the Interests hereunder is expressly conditioned upon the waiting period relating to any such filings having duly expired or been duly terminated by the appropriate Agencies without the commencement of any action by any such agencies to restrain or postpone the transactions contemplated hereby.

         4.7 ROYALTY OBLIGATIONS. No royalties shall accrue to IBM and/or IPSS after the Closing Date under the Statement Interface Program and the Large Table Maintenance Program, PROVIDED THAT; any royalties accruing prior to the Closing Date are paid in full no later than sixty (60) days from the Closing Date. Except as amended in this section 4.7, all other terms and conditions with respect to the Statement Interface Program and the Large Table Maintenance Program shall remain and continue in full force and effect. The above terms and conditions are more fully described in the Amendment to Agreements document between IBM and Check Solutions dated as of March 19, 1992 (pertains to Statement Interface Program) and the IBM/OEM Software Agreement, Base Agreement:
4999S10037 and related Transaction Document Number 001 between IBM and Check Solutions dated March 1999 (pertains to Large Table Maintenance Program).

         4.8 MAINTENANCE OF PROGRAMS. Buyer agrees, for a period of at least five (5) years from the Closing Date, to not terminate the agreements on
Schedule 4.8, provided that FTB remains current on their obligations under such agreements.

         4.9 IBM PARTNERWORLD PROGRAM. Check Solutions currently has an advanced level membership in the IBM Partnerworld for Developers program. IBM agrees that such membership may be assigned by Check Solutions to Buyer, however Buyer must meet annual standard requirements of the program in order to continue membership. Notwithstanding any other provisions of this Agreement, the assignment of Check Solutions' advanced level membership in the IBM Partnerwold for Developers program will apply only to those Check Solutions Products presently qualifying for that program and will not extend to other products of Buyer or of Check Solutions.

         4.10 3897 IMAGE CAMERA INFORMATION. The parties acknowledge that IBM presently manufactures its Model 3890XP reader sorter and Model 3897 image camera, and that such camera, is an integral part of the IBM image capture process. IBM acknowledges that certain rights were granted to Check Solutions under the Transfer and Reservation Agreement dated March 15, 1998, as amended. No further rights, or interest are granted hereunder. However, IBM agrees that, for a period of the lesser of i.) 36 months after the date of this Agreement or ii.) the date when IBM no longer markets or sells such product, or iii.) IBM sells its ownership of the 3890XP reader sorter/3897 camera system, it will use commercially reasonable efforts to promptly provide upon Buyer and/or Check Solutions' request (and, if applicable, any person(s) designated by them in writing) publicly available 3897 image camera interface specifications and disclose under appropriate confidentiality agreement, any changes to the interface specifications that are intended for future public disclosure. Without limiting the foregoing, IBM also agrees to notify Buyer and Check Solutions (and, if applicable, their designee(s)) of any contemplated, proposed or implemented phase-out, end of service announcement or discontinuance of the manufacture of its Model 3897 image camera, under an appropriate confidentiality agreement, prior to public announcement.

         4.11 CHECK PROCESSING CONTROL SYSTEM. The parties acknowledge that IBM owns, markets and provides maintenance and other support for the United States and International versions of its "Check Processing Control System" ("CPCS"), a check reader sorter and code line capture system. IBM agrees that, for a period of the lesser of i.) 36 months after the date of this Agreement or ii.) the date when IBM no longer markets or sells such product, or iii.) IBM sells its ownership of the CPCS, it will use commercially reasonable efforts to promptly provide upon Buyer and/or
Check Solutions' request (and, if applicable, any persons(s) designated by them in writing) information pertaining to (in each case in a manner at least as favorable to Buyer and Check Solutions as is consistent with customary practices between IBM and Check Solutions prior to the date hereof), timely access to CPCS updates (i.e., the so-called "PTFs" for Check Solutions testing). Without limiting the foregoing, IBM agrees to provide Buyer and Check Solutions with timely, regular strategic briefings, presented by IBM's CPCS development team, regarding contemplated, proposed or implemented modifications of CPCS, (in each case in a manner at least as favorable to Buyer and Check Solutions as is consistent with customary practices between IBM and Check Solutions prior to the date hereof) under appropriate confidentiality agreement. Without limiting the foregoing, IBM agrees to also notify Buyer and Check Solutions (and, if applicable, their designee(s)) of any contemplated, proposed or implemented phase-out or discontinuance of CPCS under appropriate confidentiality agreement, prior to public announcement.

         4.12 XP CONTROL PROGRAM. The parties acknowledge that IBM provides, with each 3890XP reader sorter it manufactures/markets, microcode known as its XP Control Program ("XPCP"). The parties also acknowledge that certain rights were granted to Check Solutions under the Transfer and Reservation Agreement dated March 15, 1998, as amended. The parties also acknowledge that Check Solutions was previously granted a license to a version of the XPCP solely for the NCR7780. No further rights, or interest are granted hereunder. However, during a period of the lesser of i.) 36 months after the date of this Agreement or ii.) the date when IBM no longer markets or sells such product, or iii.) IBM sells its ownership of the XPCP, IBM will make commercially reasonable efforts to continue to enable this previously licensed version of XPCP as a valid usable interface to CPCS.

         4.13 CHECK SOLUTIONS SOFTWARE PRODUCTS. The Parties acknowledge that Check Solutions and Buyer, market and provide maintenance and other support for various Check related application software products. The Buyer agree that for a period of the lesser of i.) 36 months after the date of this Agreement or ii.) the date when Buyer and/or Check Solutions no longer market or sell such product, or iii.) Buyer and/or Check Solutions sells its ownership of such products, Buyer and/or Check Solutions will provide IBM under appropriate confidentiality agreements, timely regular strategic briefings presented by Check Solutions or Buyer's development team, regarding contemplated changes to these check related application software products.

         4.14 PERIODIC MEETINGS. IBM, and Buyer agree to meet from time to time to discuss matters of mutual interest, including but not limited to those identified in Sections 4.10, 4.11, 4.12, 4.13.

         4.15 ONDEMAND. IBM acknowledges that Check Solutions's archive and delivery solution, consisting of, but not limited to, image capture, storage, bulk and ad hoc retrieval, etc, is built on several IBM "middleware" products, including, but not limited to, OnDemand, which products provide storage management, image indexing, and operating system support for various hardware storage devices. IBM acknowledges that Check Solutions uses special interfaces ("APIs") within OnDemand to achieve Check Solutions's necessary throughput and retrieval performances currently being documented, and that the relationship between OnDemand and Check Solutions is critical to Check Solutions. IBM and Buyer acknowledge that IBM personnel responsible for OnDemand and Check Solutions personnel are now (and for several weeks prior to the date of this Agreement have been) in the process of defining, through collaborative discussions, the relationship model (under the IBM Software Investment Initiative program) most appropriate and efficient between IBM and Check Solutions in connection with OnDemand, including, but not limited to, with respect ongoing support for the APIs, code defect resolution, strategic direction/overlap, performance expectations, and sales channel harmony. If such discussions are not complete by the date hereof, then IBM agrees to continue such discussions with Buyer and Check Solutions (or, if applicable, any person(s) designated by them in writing) with respect to OnDemand and other relevant IBM "middleware" products in a good faith attempt to achieve a mutually agreeable relationship model.

         4.16 ASSIGNMENT OF AGREEMENTS. If assignable with or without consent of the Sellers, IBM and FTB, and if Sellers, IBM, and FTB collectively or individually have the right to assign, then IBM, IPSS, CCCT, and FTB acknowledge that the rights and interests in the agreements of Check Solutions identified on Schedule 4.16 of this Agreement may be assigned by Check Solutions to Buyer or Buyer's majority owned subsidiaries after the Closing date. Sellers, IBM and FTB agree, on the reasonable request of the Buyer, to work in good faith to resolve issues, if any should arise, regarding assignability of rights by Check Solutions under the agreements listed in Schedule 4.16 to Buyer or a majority owned subsidiary of Buyer, in the event that Buyer should elect to dissolve the Check Solutions entity.

         4.17 POST CLOSING ADJUSTMENT. Buyer and Sellers intend that as of Closing, and prior to the payment of any of the Employee Obligations, Check Solutions shall have:

                  (a) CASH ON HAND. A minimum in cash or cash equivalents on its balance sheet ("CASH ON HAND") of $19,000,000, and

                  (b) NET WORTH. As of the month end prior to the Closing Date, or on the Closing Date if Closing Date is a month end ("Net Worth Date"), a net worth after applying the effect of an accrual, on the basis described below, of the Employee Obligations, and after applying the effect of an accrual of any obligation for external expenses incurred by Check Solutions directly in connection with the transaction contemplated by this Agreement ("Net Worth") of not less than negative $1,500,000, collectively the "Intended Closing Financials." As for the Employee Obligations: (i) the amount of the accrual for the payments due to Joe Rowell and Paul Lechtenberg, excluding any payroll taxes, under the Compensation Upon Change in Control Section of their Executive Employment Agreements shall be determined using the Purchase Price plus $1,500,000 as the fair market value as set forth in such agreements, and (ii) the amount of the accrual for the payments due to employees, excluding any payroll taxes, as a result of the termination of the Check Solutions Partnership Appreciation Rights (PARs) Plan, as amended, in accordance with Section H thereof, shall be made on the basis of the formula contained in Section C.1 thereof.

Promptly following Closing, Buyer shall cause Check Solutions to engage Check Solutions independent auditors, Arthur Andersen, applying Check Solutions' accounting practices consistent with those utilized immediately prior to the execution of this Agreement, to review the actual Cash on Hand at Closing Date and perform a Balance Sheet Audit of the actual Net Worth of Check Solutions as of the Net Worth Date ("Actual Closing Financials"), and to promptly provide a written report ("Report") of the results of such review and audit to Check Solutions, Buyer and Sellers. Buyer and Sellers agree that an appropriate payment ("Post Closing Adjustment") shall be made to address any difference between the Intended Closing Financials and the Actual Closing Financials. Not later than two business days following receipt by Buyer and Sellers of the Report, the Buyer and Sellers shall mutually determine the Post Closing Adjustment, and not later than three business day following the mutual determination of the Post Closing Adjustment, the Buyer or Sellers, as appropriate, shall make the Post Closing Adjustment by electronic transfer of immediately available funds. If the Sellers make a Post Closing Adjustment, then it will be paid 40% by IPSS and 60% by CCCT. If the Buyer makes a Post Closing Adjustment, then it will be paid 40% to IPSS and 60% to CCCT. The Post Closing Adjustment shall be determined in the following manner:

                  (c)      PAYMENT TO SELLERS.
                           i. In the event that actual Net Worth is greater than negative $1,500,000 and actual Cash on Hand is greater than $19,000,000, then Buyer shall make a Post Closing Adjustment to Sellers, in an amount which is the lesser of:
                                    1.       the amount by which actual Net
                                             Worth would have exceeded
                                             negative $1,500,000, or
                                    2.       the amount by which actual Cash
                                             on Hand would have exceeded
                                             $19,000,000.

                  (d)      PAYMENT TO BUYER.
                           i. In the event that the actual Net Worth is less than negative $1,500,000 and the actual Cash on Hand is not less than $19,000,000, then Sellers shall make a Post Closing Adjustment to Buyer, in the amount by which actual Net Worth is less than negative $1,500,000.
                           ii. In the event that the actual Cash on Hand is less than $19,000,000 and the actual
                                    Net Worth is not less than negative
                                    $1,500,000, then Sellers shall make a
                                    Post Closing Adjustment to Buyer, in the amount by which actual Cash on Hand is less than $19,000,000.
                           iii.     In the event that actual Net Worth is
                                    less than negative $1,500,000 and actual
                                    Cash on Hand is less than $19,000,000,
                                    then Sellers shall make a Post Closing
                                    Adjustment to Buyer, in an amount which
                                    is the greater of:
                                    1.       the amount by which actual Net
                                             Worth was less than negative
                                             $1,500,000, or
                                    2.       the amount by which actual Cash
                                             on Hand was less than $19,000,000.

              Exhibit F is attached for illustration purposes only of Sections 4.17(c) and 4.17(d).

                                   ARTICLE V.

                       CONDITIONS TO OBLIGATIONS OF BUYER

         The obligation of Buyer to purchase the Interests, and to cause the other transactions contemplated hereby to occur at the Closing, shall be subject, except as Buyer may waive in writing, to the satisfaction of each of the following conditions at or prior to the Closing:

         5.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties of Sellers shall be true and correct in all material respects as of the Closing Date with the same effect as though such representation and warranty had been made on and as of the Closing Date.

         5.2 ABSENCE OF LITIGATION. No inquiry, action, suit or proceeding shall have been asserted, threatened or instituted (a) in which it is sought to restrain or prohibit the carrying out of the transactions contemplated by this Agreement or to challenge the validity of such transactions or any part thereof,
(b) which is reasonably likely to result in any Check Solutions Material Adverse Effect or (c) as a result of which, in the reasonable judgment of Buyer, Buyer would be deprived of the material benefits of the ownership of the Interests.

         5.3 CONSENTS AND APPROVALS. All material authorizations, consents, approvals, waivers and releases, if any, necessary for Sellers to consummate the transactions contemplated hereby shall have been obtained and copies thereof shall be delivered to Buyer, and the waiting period relating to the filing made under the Hart Scott Rodino Antitrust Improvements Act, as set forth in Section
4.6 of this Agreement, shall have duly expired or been duly terminated by the appropriate Agencies without the commencement of any action by any such Agencies to restrain or postpone the transactions contemplated hereby.

         5.4 CERTIFICATES. The Sellers shall have delivered to Buyer (i) a copy certified by a duly authorized partner of Check Solutions, dated the Closing Date, of the Check Solutions Partnership Agreement (ii) copies, certified by the Secretaries of State of both Tennessee and New York, as applicable, as of a date not more than twenty (20) days prior to the closing Date, of the certificate of incorporation and all amendments thereto of CCCT and IPSS, (iii) copies, certified by the secretary of each of CCCT and IPSS, dated the Closing Date, of the bylaws of each of CCCT and IPSS and (iv) certificates, dated the Closing Date, of the Secretary of Check Solutions, relating to the incumbency and partnership proceedings in connection with the consummation of the transactions contemplated hereby.

         5.5 NO MATERIAL ADVERSE EFFECT. There shall not have been any Check Solutions Material Adverse Effect, pursuant to this Agreement.

         5.6 NO TRANSFERS TO AFFILIATES. Except as otherwise expressly contemplated by this Agreement or in the ordinary course of business, Check Solutions shall not have distributed or transferred any of its assets or properties, or made any payments, to or for the benefit of Sellers, IBM and/or FTB.

         5.7 PARTNERSHIP INTEREST CERTIFICATES. To the extent that such certificates exist, Sellers shall have tendered certificates representing the Interests, duly endorsed in blank or accompanied by appropriate instruments of transfer, in proper form for transfer, with any applicable transfer taxes paid by Buyer.

         5.8 ASSIGNMENT OF PARTNERSHIP INTERESTS. Sellers shall have executed and delivered to Buyer a Bill of Sale and Assignment of Partnership Interests substantially in the form of EXHIBITS B1 AND B2.

         5.9 PAYMENTS MADE. All payments or other amounts owed to Check Solutions as of May 15, 2001, by any one or more of CCCT, IPSS, IBM or FTB shall have been paid in full by the Closing Date, excluding payments consistent with the ordinary course of business, in accordance with the terms of the contracts or agreements giving rise to such payments or amounts.

         5.10 TERMINATION OF THE CHECK SOLUTIONS PARTNERSHIP APPRECIATION RIGHTS PLAN. Seller and Check Solutions shall have caused the Check Solutions Partnership Appreciation Rights Plan to have been terminated in accordance with Section H thereof.

                                   ARTICLE VI.

                      CONDITIONS TO OBLIGATIONS OF SELLERS

         The obligations of Sellers to sell the Interests and to cause the other transactions contemplated hereby to occur at the Closing shall be subject, except as Sellers may waive in writing, to the satisfaction of each of the following conditions at or prior to the Closing:

         6.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties of Buyer shall be true and correct in all material respects as of the Closing Date with the same effect as though such representation and warranty had been made on and as of the Closing Date.

         6.2 ABSENCE OF LITIGATION. No inquiry, action, suit or proceeding shall have been asserted, threatened or instituted a.) in which it is sought to restrain or prohibit the carrying out of the transactions contemplated by this Agreement or to challenge the validity of such transactions or any part thereof, or (b) which is reasonably likely to result in any Check Solutions Material Adverse Effect or (c) as a result of which, in the reasonable judgment of Seller, Seller would be deprived of the material benefits of the sale of the Interests.

         6.3 CONSENTS AND APPROVALS. All material authorizations, consents, approvals, waivers and releases, if any, necessary for Buyer to consummate the transactions contemplated hereby shall have been obtained and copies thereof shall be delivered to Sellers, and the waiting period relating to the filing made under the Hart Scott Rodino Antitrust Improvements Act, as set forth in
Section 4.6 of this Agreement, shall have duly expired or been duly terminated by the appropriate Agencies without the commencement of any action by any such Agencies to restrain or postpone the transactions contemplated hereby.

         6.4 CERTIFICATES. Buyer shall have delivered to Sellers (i) a certificate of the appropriate governmental authority, dated as of a date not more than twenty (20) days prior to the Closing Date, attesting to the existence and good standing of Buyer in the state of its incorporation; (ii) copies, certified by the Secretary of State of the State of Delaware, as of a date not more than twenty (20) days prior to the Closing Date, of the certificate of incorporation and all amendments thereto of Buyer; (iii) a copy, certified by the secretary of Buyer, dated the Closing Date, of the bylaws of Buyer; and (iv) a certificate, dated the Closing Date, of the secretary of Buyer relating to the incumbency and corporate proceedings in connection with the consummation of the transactions contemplated hereby.

                                  ARTICLE VII.

                                     CLOSING

         7.1 CLOSING. Unless this Agreement is first terminated as provided in SECTION 8.1, and subject to the satisfaction or waiver of all the conditions set forth in ARTICLES V and VI, the closing of the transactions contemplated hereby (the "CLOSING") shall take place at the offices of Locke Liddell & Sapp LLP, in Dallas, Texas, or such other place as is agreed to by Buyer and Seller, on June 7, 2001, or such other date as the parties may agree upon in writing (the "CLOSING DATE"). The Closing shall be effective as of 12:01 a.m. Central Daylight Time on the Closing Date.

                                  ARTICLE VIII.

                          TERMINATION PRIOR TO CLOSING

         8.1      TERMINATION.

         (a) This Agreement may be terminated and abandoned at any time prior to the Closing:

                          (i) By the written mutual consent of all of the parties hereto;

                          (ii) By Buyer on the Closing Date if any of the conditions set forth in ARTICLE V shall not have been fulfilled on or prior to the Closing Date;

                          (iii) By Sellers on the Closing Date if any of the conditions set forth in ARTICLE VI shall not have been fulfilled on or prior to the Closing Date;

                          (iv) By either Buyer or Sellers if the Closing shall not have occurred on or before June 15, 2001, through no fault of the party seeking to terminate ;

                           (v)      By Buyer if either or both Sellers
                  materially breaches any representation, warranty, covenant or agreement contained in or relating to this Agreement;

                           (vi) By Seller if Buyer materially breaches any representation, warranty, covenant or agreement contained in or relating to this Agreement; and

                           (vii) By Buyer if a Check Solutions Material Adverse Effect occurs.

         (b) Any termination pursuant to this ARTICLE VIII shall be without prejudice to the terminating party's rights and remedies under this Agreement by reason of any violation of this Agreement occurring prior to such termination. In the event of a termination pursuant to this
         ARTICLE VIII, each party shall bear its own costs and expenses incurred with respect to the transactions contemplated hereby. The provisions of SECTIONS 2.4, 3.4, 10.8, 10.9, 10.10, AND 10.11 shall survive termination of this Agreement pursuant to this Article VIII.

                                   ARTICLE IX.

                                 INDEMNIFICATION

         9.1      BUYER'S LOSSES.

         (a) Each Seller agrees to indemnify and hold harmless Buyer and its directors, officers, employees, representatives, agents and attorneys from, against and in respect to Buyer's Losses (as defined below) suffered, sustained, incurred or required to be paid by any of them by reason of (i) any representation or warranty made by such Seller in or pursuant to this Agreement being untrue or incorrect in any material respect, or (ii) any failure by any such Seller to observe or perform its covenants and agreements set forth in this Agreement.

         (b) "BUYER'S LOSSES" shall mean actual damages, not to exceed $16,000,000, but not less than $100,000, (including, without limitation, amounts paid in settlement with the Sellers' consent, which consent may not be unreasonably withheld), losses, obligations, liabilities, claims, deficiencies, costs and expenses (including, without limitation, reasonable attorneys' fees), penalties, fines, interest and monetary sanctions, including, without limitation, reasonable attorneys' fees and costs incurred to comply with injunctions and other court and Agency orders, and other costs and expenses incident to any suit, action, investigation, claim or proceeding or to establish or enforce the rights of Buyer or such other persons to indemnification hereunder.

         9.2      SELLER LOSSES.

         (a) Buyer agrees to indemnify and hold harmless Sellers, IBM and FTB and their respective directors, officers, employees, representatives, agents and attorneys from, against and in respect to any and all Seller Losses (as defined below) suffered, sustained, incurred or required to be paid by any of them by reason of (i) any representation or warranty made by Buyer in or pursuant to this Agreement being untrue or incorrect in any material respect or (ii) any failure by Buyer to observe or perform its covenants and agreements set forth in this Agreement or any other agreement or document executed by it in connection with the transactions contemplated hereby.

         (b) "SELLER LOSSES" shall mean actual damages, not to exceed $16,000,000, but not less than $100,000, (including, without limitation, amounts paid in settlement with the consent of Buyer, which consent may not be unreasonably withheld), losses, obligations, liabilities, claims, deficiencies, costs and expenses (including, without limitation, reasonable attorneys' fees), penalties, fines, interest and monetary sanctions, including, without limitation, reasonable attorneys' fees and costs incurred to comply with injunctions and other court and Agency orders, and other costs and expenses incident to any suit, action, investigation, claim or proceeding or to establish or enforce the right of Sellers or such other persons to indemnification hereunder.

         9.3 EXCLUSION OF CERTAIN DAMAGES. Under no circumstances shall any party be responsible to another for any indirect, incidental, special, punitive, or consequential damages whatsoever, including loss of profits, savings or goodwill, in connection with any aspect of the transactions contemplated herein even if advised of the possibility of such damages (it being understood that any damages of third parties claimed against a party for which another party has an indemnity obligation hereunder are direct damages of such indemnified party and such damages shall not be excluded under the limitations of this Section 9.3, but shall remain subject to the limitations of Sections 9.1.(b) and 9.2.(b)).

         9.4 EXCLUSIVE REMEDY. Each of IBM, FTB, Sellers and Buyer acknowledges and agrees that from and after the Closing (absent fraud and subject to Applicable Law) its sole exclusive remedy (at law or equity) with respect to any and all claims against any other party relating to this Agreement, except in respect to Article I and Sections 2.3(b), 2.3(c), 2.4, 3.4, 2.6, 4.5 hereof, shall be made pursuant to the indemnification provisions set forth in this Article IX; provided however, that the notice provisions of
Section 9.5 shall apply to any and all claims against any other party relating to this Agreement.

         9.5 NOTICE OF LOSS. No party to this Agreement shall have any liability under the indemnity provisions of this Agreement with respect to a particular matter unless a notice setting forth in reasonable detail the breach or other matter which is asserted has been given to the Indemnifying Party (as defined below) within the Survival Period specified in SECTION 9.8 of this Agreement. In addition, if such matter arises out of a suit, action, investigation, proceeding or claim, such notice shall be given promptly, but in any event within ten (10) days after the Indemnified Party (as defined below) is given notice of the claim or the commencement of the suit, action, investigation or proceeding. Notwithstanding the preceding sentence, as long as notice is given within the Survival Period, failure of the Indemnified Party to give timely notice of such suit, action, investigation, proceeding or claim shall not release the Indemnifying Party from its obligations under this ARTICLE IX, except to the extent the Indemnifying Party is actually prejudiced by such failure to give notice. With respect to Buyer's Losses, the Seller or Sellers as applicable making the representation or covenant shall be the Indemnifying Party and Buyer and its directors, officers, employees, representatives, agents and attorneys shall be the Indemnified Party. With respect to Seller Losses, Buyer shall be the Indemnifying Party and Sellers, FTB, IBM and their respective directors, officers, employees, representatives, agents and attorneys shall be the Indemnified Party.

         9.6 RIGHT TO DEFEND. Upon receipt of notice of any suit, action, investigation, claim or proceeding for which indemnification might be claimed by an Indemnified Party, the Indemnifying Party shall be entitled to defend, contest or otherwise protect against any such suit, action, investigation, claim or proceeding at its own cost and expense, and the Indemnified Party must cooperate in any such defense or other action. The Indemnified Party shall have the right, but not the obligation, to participate at its own expense in defense thereof by counsel of its own choosing, but the Indemnifying Party shall be entitled to control the defense unless the Indemnified Party has relieved the Indemnifying Party from liability with respect to the particular matter or the Indemnifying Party fails to assume defense of the matter. In the event the Indemnifying Party shall fail to defend, contest or otherwise protect in a timely manner against any such suit, action, investigation, claim or proceeding, the Indemnified Party shall have the right, but not the obligation, thereafter to defend, contest or otherwise protect against the same and make any compromise or settlement thereof and recover the entire cost thereof from the Indemnifying Party including, without limitation, reasonable attorneys' fees, disbursements and all amounts paid as a result of such suit, action, investigation, claim or proceeding or the compromise or settlement thereof; provided, however, that the Indemnified Party must send a written notice to the Indemnifying Party of any such proposed settlement or compromise, which settlement or compromise the Indemnifying Party may reject, in its reasonable judgment, within thirty (30) days of receipt of such notice. Failure to reject such notice within such thirty
(30) day period shall be deemed an acceptance of such settlement or compromise. The Indemnified Party shall have the right to effect a settlement or compromise over the objection of the Indemnifying Party; provided, that if (i) the Indemnifying Party is contesting such claim in good faith or (ii) the Indemnifying Party has assumed the defense from the Indemnified Party, the Indemnified Party waives any right to indemnity therefore. If the Indemnifying Party undertakes the defense of such matters, the Indemnified Party shall not, so long as the Indemnifying Party does not abandon the defense thereof, be entitled to recover from the Indemnifying Party any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof other than the reasonable costs of investigation undertaken by the Indemnified Party with the prior written consent of the Indemnifying Party.

         9.7 COOPERATION. Buyer and Sellers agree and each of their Affiliates, successors and assigns agree, and Buyer shall cause Check Solutions to agree to cooperate with each other in the defense of any suit, action, investigation, proceeding or claim by a third party, IN RESPECT OF WHICH INDEMNITY MAY BE SOUGHT UNDER ARTICLE IX, and during normal business hours, shall afford each other access to their books and records and employees relating to such suit, action, investigation, proceeding or claim and shall furnish each other all such further information that they have the right and power to furnish as may reasonably be necessary to defend such suit, action, investigation, proceeding or claim.

         9.8 SURVIVAL OF REPRESENTATIONS, AND WARRANTIES. All representations and warranties made by a party under this Agreement shall survive the Closing and shall continue in full force and effect for the following periods ("Survival Period"): Section 2.3.b and 2.3.c shall survive for a period of four (4) years after the Closing, Section 2.6 shall survive for the applicable statute of limitations, and all other representations and warranties shall survive for a period of 90 days after the Closing. Notwithstanding any other provision of this Agreement, any party claiming indemnification under this Agreement must give notice of such claim in writing to all Parties hereunder on or prior to the tenth day after the expiration of the applicable Survival Period or such claim shall be barred. Sellers, IBM and FTB are not responsible for the accuracy of any representations, warranties, outlooks, forecasts, or projections, made by Check Solutions to the Buyer with regard to the transaction contemplated by this Agreement.

                                   ARTICLE X.

                                  MISCELLANEOUS

         10.1 ENTIRE AGREEMENT. This Agreement (including the Exhibits and Schedules hereto) along with the Confidentiality Agreement dated March 26, 2001 between Buyer and Check Solutions, the Agreement for Exchange of Confidential Information No. HW10201 between Buyer and International Business Machines Corporation, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof and thereof, and no party shall be liable or bound to the other in any manner by any representations or warranties not set forth herein or therein.

         10.2 SUCCESSORS AND ASSIGNS. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any rights, interests or obligations hereunder may be assigned by any party hereto without the prior written consent of all other parties hereto, and any purported assignment in violation of this SECTION 10.2 shall be null and void. Notwithstanding the foregoing, Buyer may transfer all or a portion of its rights and obligations hereunder to one or more direct or indirect subsidiaries of Buyer; provided, however, that such transfer shall not relieve Buyer of its obligations hereunder.

         10.3 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument.

         10.4 HEADINGS. The headings of the articles and sections of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction hereof.

         10.5 CONSTRUCTION. When a reference is made in this Agreement to an Article, a Section or a Schedule, such reference shall be to an Article, a Section or a Schedule of this Agreement unless otherwise indicated. As used in this Agreement, the words "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular article, section, paragraph or other subdivision. Use in this Agreement of the word "including" shall be deemed to mean "including without limitation."

         10.6 MODIFICATION AND WAIVER. Any of the terms or conditions of this Agreement may be waived in writing at any time by the party which is entitled to the benefits thereof, and this Agreement may be modified or amended by a written instrument executed by Buyer, FTB, IBM and each Seller. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by all of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

         10.7 NOTICES. All notices of communication required or permitted hereunder shall be in writing and may be given by (a) depositing the same in United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt request, (b) delivering the same in person to an officer or agent of such party or (c) sending the same via facsimile with electronic confirmation of receipt.

         (a)      If to Buyer, addressed to it at:

                                    Carreker Corporation
                                    4055 Valley View Lane, Suite 1000
                                    Dallas, Texas 75244
                                    Facsimile No.:  (972) 701-0758
                                    Attn:   Subhash Mukerji

                                    with copies to:

                                    Carreker Corporation
                                    4055 Valley View Lane, Suite 1000
                                    Dallas, Texas 75244
                                    Facsimile No.: (972) 371-1603
                                    Attn:  General Counsel

                                    Locke Liddell & Sapp LLP
                                    2200 Ross Avenue, Suite 2200
                                    Dallas, Texas 75201
                                    Facsimile No.:  (214) 740-8800
                                    Attn:  Russ F. Coleman

         (b)      If to Sellers, addressed thereto at:

                                    IPSS or IBM:
                                    IBM Corporation
                                    New Orchard Road
                                    Armonk, NY 10504
                                    Facsimile No.:  (914) 499-6006


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

                                    Attn:  David L. Johnson

                                    WITH A COPY TO:

                                    IBM Corporation
                                    New Orchard Road
                                    Armonk, NY
                                    Facsimile No: (914) 499-6006
                                    Attn: Don Westfall

                                    CCCT, CCI OR FTB:
                                    First Tennessee Bank National Association
                                    165 Madison Avenue
                                    Memphis, TN 38103

                                    Facsimile: (901) 523-4614
                                    Attention: Milton A. Gutelius, Jr.
                                    Senior Vice President & Treasurer

                                    With a copy to:

                                    Clyde A. Billings, Jr.
                                    Senior Vice President and Counsel
                                    First Tennessee Bank National Association
                                    165 Madison Avenue
                                    Memphis, TN 38103
                                    Facsimile: (901) 523-4248

                                    Rebecca W. Ballou, Esq.
                                    Baker, Donelson, Bearman & Caldwell
                                    165 Madison Ave., Suite 2000
                                    Memphis, TN 38103
                                    Facsimile:  (901) 577-4223

or to such other address or counsel as any party hereto shall specify pursuant to this SECTION 10.7 from time to time. Any notice that is delivered personally or by overnight delivery or facsimile in the manner provided herein shall be deemed to have been duly given to the party to whom it is directed upon receipt by such party. Any notice that is addressed and mailed in the manner herein provided shall be conclusively presumed to have been given to the party to whom it is addressed at the close of business, local time of the recipient, on the fourth day after the day it is so placed in the mail.

         10.8 CHOICE OF LAW. This Agreement shall be construed, interpreted and the rights of the parties determined in accordance with the internal laws of the state of New York, applicable to agreements made and to be performed entirely within such state, without regard to the conflict of laws principles of such state. Each Party hereby irrevocably and unconditionally submits for itself


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

and its properties, to the exclusive jurisdiction of any New York state court sitting in the county of Westchester, any Federal Court of the United States of America sitting in the Southern District of New York, and any appellate court from such court in any suit, action or proceeding arising out of or relating to this Agreement and hereby irrevocably and unconditionally waives, to the fullest extent a Party may legally do so, any objection which it may now or hereafter have to the laying of venue in any such court.

         10.9 WAIVER OF JURY TRIAL. Each party waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any action, suit, or proceeding arising out of or related to this Agreement.

         10.10 PUBLICITY. Except as required (in the opinion of counsel to the party seeking to disclose) by applicable law or by the rules of a stock exchange on which a Party's stock is traded, no party hereto shall issue any press release or make any public statement, in either case relating to or in connection with or arising out of this Agreement or the matters contained herein, without obtaining the prior written approval of the other parties to the content and manner of presentation and publication thereof, which approval shall not be unreasonably withheld or delayed.

         10.11 EXPENSES. Sellers, Buyer, IBM and FTB shall be solely responsible for their respective costs and expenses incurred in connection with the transactions contemplated hereby.

         10.12 THIRD PARTY BENEFICIARIES. No individual or firm, corporation, partnership or other entity shall be a third-party beneficiary of the representations, warranties, covenants and agreements made by any party hereto.

         10.13 NUMBER AND GENDER OF WORDS. Whenever the singular number is used, the same shall include the plural where appropriate, and words of any gender shall include each other gender where appropriate.

         10.14 FURTHER ASSURANCES. From time to time after the Closing, at the request of any other party but at the expense of the requesting party, Buyer, Sellers, IBM, or FTB, as the case may be, will execute and deliver any such other instruments of conveyance, assignment and transfer, and take such other action as the other party may reasonably request in order to consummate or evidence the transactions contemplated hereby.



                          [SIGNATURE PAGE TO FOLLOW.]



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

         IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

                              CARREKER CORPORATION

                              By:
                                       -----------------------------------------
                              Name:    J. D. CARREKER
                              Title:   CHAIRMAN AND CHIEF EXECUTIVE OFFICER

                              CHECK CONSULTANTS COMPANY OF
                              TENNESSEE, INC.

                              By:
                                       -----------------------------------------
                              Name:    MILTON A. GUTELIUS, JR.
                              Title:   VICE PRESIDENT

                              CHECK CONSULTANTS, INC.

                              By:
                                       -----------------------------------------
                              Name:    MILTON A. GUTELIUS, JR.
                              Title:   VICE PRESIDENT

                              IPSS CORPORATION

                              By:
                                       -----------------------------------------
                              Name:    DAVID L. JOHNSON
                              Title:   PRESIDENT

                              INTERNATIONAL BUSINESS MACHINES
                              CORPORATION

                              By:
                                       -----------------------------------------
                              Name:    DAVID L. JOHNSON
                              Title:   VICE PRESIDENT, CORPORATE DEVELOPMENT

                              FIRST TENNESSEE BANK NATIONAL
                              ASSOCIATION

                              By:
                                       -----------------------------------------
                              Name:    MILTON A. GUTELIUS, JR.
                              Title:   SENIOR VICE PRESIDENT



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